Precision Auto Care, Inc.
            Exhibit 11-Statement Re: Computation of Per Share Earnings
                      (In Thousands, except per share data)
                          Pro Forma Combined As Adjusted
                           For Combination and Offering

                                              Three Months Ended          Six Months Ended
                                                    December 31,              December 31,

                                            1998         1997          1998         1997
                                            ----         ----          ----         ----
Weighted average shares outstanding
      common stock                         6,121        5,475         6,121        5,475
Weighted average shares issuable
      upon exercise of dilutive common
      stock options                           --           14            --           14
Commonstock and common stock equivalents
      issued at prices below the IPO
      price during the twelve months
      preceding the initial filing of
      the Registration Statement              --            8            --            8

Total weighted average shares              6,121        5,497         6,121        5,497
                                           =====        =====         =====        =====

Net Income (Loss)                       ($4,595)         $966      ($5,312)       $1,819
                                        ========         ====      ========       ======

Earnings (loss) per share                ($0.75)        $0.18       ($0.87)        $0.33
                                         =======        =====       =======        =====